Filed Pursuant to Rule 424(b)(5)
Registration No. 333-110601
PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 5, 2003)

10,000,000 Shares

Rowan Companies, Inc.

Common Stock

We are offering to sell up to 10,000,000 shares of common stock of Rowan Companies, Inc. Our common stock is listed on the New York Stock Exchange and the Pacific Exchange — Stock & Options under the symbol “RDC.” The last reported sale price of our common stock on the New York Stock Exchange on January 26, 2004 was $24.12 per share.

Investing in the shares involves risk. See “Risk Factors” beginning on page S-3 of this prospectus supplement.

Lehman Brothers has agreed to purchase 10,000,000 shares of common stock from us for an aggregate purchase price of $230.5 million. Lehman Brothers proposes to offer the shares of common stock offered by this prospectus supplement from time to time for sale in one or more transactions in the over-the-counter market, at market prices prevailing at the time of the sale, at prices relating to prevailing market prices or at negotiated prices, subject to prior sale when, if and as delivered to and accepted by Lehman Brothers. We have granted Lehman Brothers a 30-day option to purchase up to an additional 1,500,000 shares of common stock on the terms and conditions described in this prospectus supplement to cover over-allotments, if any. See “Underwriting.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers expects to deliver the common stock on or about January 30, 2004.

LEHMAN BROTHERS

January 27, 2004

Prospectus Supplement

Prospectus

      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted. You should not assume that the information we have included in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

(i)

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the shares offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement.

      In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are also available at the SEC’s website at http://www.sec.gov.

      The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

      We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us, our financial condition and results of operations.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the SEC on May 15, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the SEC on November 13, 2003;

•	The description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 1-5491), filed with the SEC on May 13, 1993, and any amendment or report filed for the purpose of updating that description; and

•	The description of our Series A Junior Preferred Stock (SEC File No. 1-5491), contained in our Registration Statement on Form 8-A/ A filed with the SEC on March 21, 2003, and any amendment or report filed for the purpose of updating that description.

      Any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 9 or Item 12 on any Current Report on Form 8-K) subsequent to the date of this prospectus supplement and until all of the securities offered by this prospectus supplement have been sold will be deemed to be incorporated by reference into this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of the document.

      Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.

      You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically

(ii)

incorporated by reference in this document, by requesting them in writing or by telephone from us at the address below. You may also obtain these documents through our website at www.rowancompanies.com. Other information on our website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

Rowan Companies, Inc.

Attention: Mark H. Hay
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6127
(713) 621-7800

FORWARD-LOOKING STATEMENTS

      The information discussed in this prospectus supplement, the accompanying prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, our operational performance and financial results, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “will,” “could,” “should,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	oil and natural gas prices;

•	the level of offshore expenditures by energy companies;

•	changes in rig utilization and day rates for our rigs;

•	energy demand;

•	the general economy, including inflation;

•	weather conditions in our principal operating areas; and

•	environmental and other laws and regulations.

      Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC and in the section entitled “Risk Factors” included elsewhere in this prospectus supplement. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, particularly under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. All forward-looking statements attributable to Rowan or persons acting on its behalf are expressly qualified in their entirety by such factors. Other than as required under the securities laws, Rowan does not assume a duty to update these forward-looking statements.

(iii)

SUMMARY

      The summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement for more information about important risks that you should consider before buying our common stock. In this prospectus supplement, unless the context otherwise indicates, the terms “Rowan” and “we,” “us,” “our” and similar terms mean Rowan Companies, Inc., together with our subsidiaries.

Rowan Companies, Inc.

      Rowan is a major provider of international and domestic contract drilling. Rowan provides contract drilling services utilizing a fleet of 23 jack-up rigs, one semi-submersible rig and 18 land drilling rigs. Rowan’s drilling operations are conducted primarily in the Gulf of Mexico, the North Sea, offshore eastern Canada and in Texas and Louisiana. Rowan also provides aviation services, operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries and a drilling products group that has designed or built about one-third of all mobile offshore jack-up-drilling rigs. Rowan was organized in 1947 as a Delaware corporation and a successor to a contract drilling business conducted since 1923 under the name Rowan Drilling Company, Inc.

      Rowan’s principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas, 77056-6127. The telephone number is (713) 621-7800.

Recent Developments

      On January 15, 2004, we announced preliminary results of operations for the fourth quarter of 2003 and for the year ended December 31, 2003. For the three months ended December 31, 2003, we generated net income of $4.4 million, or $.05 per share, on revenues of $195.8 million, compared to a net loss of $2.8 million, or $.03 per share, on revenues of $146.8 million in the fourth quarter of 2002.

      For the year ended December 31, 2003, we incurred a net loss of $7.8 million, or $.08 per share, compared to net income of $86.3 million, or $.90 per share, in 2002. The prior year results included net proceeds from the settlement of the Rowan Gorilla V contract dispute, which increased net income by approximately $102 million, or $1.07 per share. Excluding the effects of the settlement, our 2002 results would have been a net loss of approximately $16 million, or $.17 per share.

      Rowan’s offshore rig utilization was 92% during the fourth quarter of 2003, versus 94% in the third quarter and 88% in the year-earlier period, and our average Gulf of Mexico day rate of $42,400 increased by $3,300, or 9%, from the third quarter and by $6,900, or 19%, from the year-earlier period. Land rig utilization was 80% during the fourth quarter of 2003, versus 68% in the year-earlier period, and our average land rig day rate of $11,200 increased by $200, or 2%, from the third quarter and by $1,700, or 18%, from the year-earlier period.

      After we announced our fourth quarter 2003 results, one of our customers released three jack-up rigs that it had been operating in the Gulf of Mexico: the Bob Palmer, Rowan Gorilla III and Rowan Gorilla IV. These rigs are all currently available for contract. We are actively negotiating with a number of prospective operators to contract for these rigs, and we are attempting to optimize the rates that we can get for them. Any idle time for these rigs will adversely affect our utilization and financial results, but we believe we can redeploy them without appreciable delay or material reduction in rates. We describe information regarding rig utilization and fluctuations in our markets in our Form 10-K and other reports filed under the Exchange Act.

      The Minerals Management Service of the U. S. Department of the Interior has published a new set of incentives to accelerate exploration for and production of natural gas on existing leases in the shallow water of the Gulf of Mexico. The final rule, which was published in the Federal Register on January 26, 2004, provides royalty suspensions on existing leases if the lessees drill and produce new and deeper prospects more than 15,000 feet below sea level.

The Offering

Common stock offered by Rowan Companies, Inc.	10,000,000 shares of common stock, par value $.125 per share.

11,500,000 shares of common stock if the underwriter exercises its over-allotment option in full.

Common stock to be outstanding after this offering	104,125,651 million shares.

105,625,651 million shares if the underwriter exercises its over-allotment option in full.

Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $230 million, or approximately $265 million if the underwriter’s over-allotment option is exercised in full. We plan to use net proceeds from this offering for general corporate purposes, including capital expenditures and additions to working capital.

Risk factors	An investment in our shares involves risks. Please read “Risk Factors” beginning on page S-3 of this prospectus supplement.

New York Stock Exchange symbol	RDC

RISK FACTORS

      You should consider carefully the following risks relating to our business which amends and supersedes the discussion of the risks beginning on page 4 of the accompanying prospectus and in our other previous filings with the SEC under the Exchange Act, which are incorporated herein by reference. In addition, please read carefully the other information in this prospectus supplement and the accompanying prospectus, before purchasing any of our common stock.

Volatile oil and natural gas prices greatly impact demand for our offshore drilling and related services.

      The success of our offshore drilling, manufacturing and aviation operations depends largely upon the condition of the oil and gas industry, particularly the level of offshore drilling activity. Demand for our offshore drilling and related services is vulnerable to periodic declines in drilling activity typically associated with depressed oil and natural gas prices. Oil and natural gas prices have historically been volatile, and the offshore drilling market was generally depressed from the early 1980s until the mid-1990s.

      While the drilling industry benefited from increasing oil and natural gas prices during most of the 1999-2000 period, it has not fully recovered from the dramatic decline in prices during 1998 and the ensuing reduction in drilling activity and day rates. Oil and natural gas prices increased dramatically during 2000, but declined just as swiftly in 2001. Our drilling operations improved over much of the 2000-2001 period, but deteriorated rapidly over the last half of 2001. During 2002, oil and natural gas prices virtually doubled and, throughout 2003, generally remained at historically high levels. However, as a result of this extreme price volatility in recent years and the instability created by the effects of 9/11 and the conflict in the Middle East, our drilling operations in 2002 and 2003 did not reach peak 2000-2001 levels.

      Demand for drilling services also depends on additional factors that are beyond our control, including:

•	fluctuations in the worldwide demand for oil and natural gas;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

•	political and military conflicts in oil-producing areas and the effects of terrorism; and

•	the level of production in non-OPEC countries.

      Our drilling and aviation operations will be adversely affected by future declines in oil and natural gas prices, but we cannot predict the extent of that effect. We also cannot assure you that a reduction in offshore drilling activity will not occur for other reasons.

We have incurred losses recently and over prolonged periods in the past, a circumstance that could occur again in the future.

      In 2002, we experienced a 16% decline in revenues and incurred a net loss from operations of $12.9 million due primarily to the effects of the rapid decline in oil and natural gas prices in 2001, as discussed above. We incurred a $7.8 million net loss during 2003.

Our markets remain highly competitive, which may cause us difficulty in differentiating our products and services and maintaining satisfactory price levels.

      The drilling, manufacturing and aviation markets are highly competitive, and no single competitor is dominant. In the drilling market, a general oversupply of rigs has lasted for well over a decade, and we believe that competition for drilling contracts will continue to be intense for the foreseeable future. Changes in oil and gas drilling technology or in our competitors’ drilling rig fleets could affect our ability to compete in this market. The aviation and manufacturing markets are also characterized by vigorous competition among several competitors. Some of our competitors possess greater financial resources than we do.

Our fleet expansion program may encounter liquidity problems.

      If the operating conditions we experienced in 2002 and the first half of 2003 recur and continue for a prolonged period, our results of operations and working capital will not be adequate to finance our planned construction and outside financing may not be available. We would be forced to suspend our construction program.

      We have in progress an offshore fleet expansion program under which we currently plan to spend more than $280 million over the 2004-2006 period towards the completion of the Scooter Yeargain and for the construction of as many as three additional Tarzan class jack-up rigs, of which only about $101 million is financed at this time. In addition, we expect to spend another $40-50 million annually over this period for upgrades to existing equipment and facilities and additional aircraft. We currently have no other available lines of credit. Thus, much of our planned capital expenditures over the 2004-2006 period will need to be financed from working capital, including additions to working capital from the net proceeds of this offering, or results of operations. If we experience cost overruns or delays in our capital expenditure projects or if we should need additional financing and are unable to obtain it at commercially favorable rates, we could experience liquidity problems.

Our results of operations will be adversely affected if we are unable to secure contracts for our drilling rigs on economically favorable terms.

      The drilling markets in which we compete frequently experience significant fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures, and the supply of capable drilling equipment. In response to fluctuating market conditions, we can, as we have done in the past, relocate drilling rigs from one geographic area to another, but only when such moves are economically justified. If demand for our rigs declines, rig utilization and day rates are generally adversely affected. The Bob Palmer, Rowan Gorilla III and Rowan Gorilla IV are all currently available for contract. See “Summary — Recent Developments.”

      The addition to our available drilling fleet of the Scooter Yeargain in 2004 and the Tarzan II in 2005 will, in each case, significantly increase our daily operating costs. Neither rig has been contracted at this time, and day rates for comparable rigs have, at many times over the past several years, been less than or only slightly exceeded the expected daily operating costs of the Tarzan class rigs. We may be unable to secure economical drilling contracts for the rigs, in which case their delivery will negatively impact our operating results.

We are subject to operating risks such as blowouts and well fires that could result in environmental damage, property loss, personal injury and death.

      Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

•	costly delays or cancellations of drilling operations;

•	serious damage to or destruction of equipment;

•	personal injury or death;

•	significant impairment of producing wells, leased properties or underground geological formations; and

•	major environmental damage.

      Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs, an offshore drilling platform whose three legs independently penetrate the ocean floor, flooding semi-submersible ballast tanks to help fix the floating drilling unit over a well site and drilling into high-pressure formations are complex, hazardous activities and we frequently encounter problems.

      Our manufacturing and aviation operations also present serious risks. Our manufacturing processes could pollute the air, land and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death. Operating helicopters and fixed-wing aircraft is similarly hazardous, particularly in Alaska where weather conditions can be severe.

      We have had accidents in the past demonstrating some of the hazards described above, including high pressure drilling accidents resulting in lost or damaged drilling formations, towing accidents resulting in lost drilling equipment and flying accidents resulting in lost aircraft and deaths. Because of the ongoing hazards associated with our operations:

•	we may experience a higher number of accidents in the future than expected;

•	our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

•	our insurance deductibles may increase; or

•	our insurance premiums may increase to the point where maintaining our current level of coverage is prohibitively expensive.

      Any similar events could yield future operating losses and have a significant adverse impact on our business.

Government regulations and environmental risks, which reduce our business opportunities and increase our operating costs, might worsen in the future.

      Government regulations dictate design and operating criteria for drilling vessels and aircraft, determine taxation levels to which we (and our customers) are subject, control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection and pollution control. Environmental regulations, in particular, prohibit access to some markets and make others less economical, increase equipment and personnel costs and often impose liability without regard to negligence or fault. In addition, governmental regulations may discourage our customers’ activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

Anti-takeover provisions in our Certificate of Incorporation, bylaws and stockholder rights plan could make it difficult for holders of our common stock to receive a premium for their shares upon a change of control.

      Holders of the common stock of acquisition targets may receive a premium for their shares upon a change of control. Delaware law and the following provisions, among others, of our Certificate of Incorporation, bylaws and stockholder rights plan could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:

•	The affirmative vote of 80% of the outstanding shares of our capital stock is required to approve business combinations with any related person that have not been approved by our board of directors. We are also subject to a provision of Delaware corporate law that prohibits us from engaging in a business combination with any interested stockholder for three years from the date that person became an interested stockholder unless specified conditions are met.

•	Special meetings of stockholders may not be called by anyone other than our board of directors, its chairman, its executive committee or our president or chief executive officer.

•	Our board of directors is divided into three classes whose terms end in successive years, so that less than a majority of our board comes up for election at any annual meeting.

•	Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our stockholders.

•	We have adopted a stockholder rights plan that provides our stockholders rights to purchase junior preferred stock in certain circumstances, whereby the ownership of Rowan shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional Rowan shares to all other stockholders, which could discourage unsolicited acquisition proposals.

USE OF PROCEEDS

      We estimate that the net proceeds that we will receive from this offering will be approximately $230 million or approximately $265 million if the underwriter’s over-allotment option is exercised in full, after deducting estimated offering expenses payable by us in connection with this offering. We anticipate using the net proceeds from this offering for general corporate purposes, including capital expenditures and additions to working capital. Pending application of the net proceeds, we will invest the proceeds in short-term investment grade securities.

CAPITALIZATION

      The following table sets forth cash and cash equivalents, the current maturities of long-term debt and the consolidated capitalization of Rowan as of September 30, 2003, and as adjusted to give effect to the sale of the shares of common stock offered hereby and the application of the net proceeds from this offering (in thousands except share data):

	At September 30, 2003

		As
	Actual	Adjusted(1)

Cash and cash equivalents	$50,014	$280,014

Current maturities of long-term debt	$52,809	$52,809

Long-term Debt:
6.94% Title XI note payable due 2010; secured by Rowan Gorilla V(2)	33,508	33,508
6.15% Title XI note payable due 2010; secured by Rowan Gorilla V(2)	43,047	43,047
5.88% Title XI note payable due 2012; secured by Rowan Gorilla VI(3)	106,873	106,873
2.8% Title XI note payable due 2013; secured by Rowan Gorilla VII(4)	146,773	146,773
Floating-rate Title XI note payable due 2021; secured by Bob Palmer(5)	175,969	175,969
Floating-rate Title XI note payable due 2019; secured by Scooter Yeargain(6)	45,940	45,940
Floating-rate Title XI note payable due 2019; secured by Tarzan II(7)	—	—

Total long-term debt	552,110	552,110

Stockholders’ equity:
Preferred Stock, $1.00 par value per share; 5,000,000 shares authorized, issuable in series:
Series III Preferred Stock; 10,300 shares authorized, none outstanding
Series A Preferred Stock; 4,800 shares authorized, none outstanding
Series B Preferred Stock; 4,800 shares authorized, none outstanding
Series C Preferred Stock; 9,606 shares authorized, none outstanding
Series D Preferred Stock; 9,600 shares authorized, none outstanding
Series E Preferred Stock; 1,194 shares authorized, none outstanding
Series A Junior Preferred Stock; 1,500,000 shares authorized, none issued
Common Stock, $.125 par value per share; 150,000,000 shares authorized; 95,697,024 shares issued (as adjusted, 103,962,584 shares issued)(8)	11,962	12,995
Additional paid-in capital	656,330	855,233
Retained earnings	545,304	545,304
Cost of 1,734,440 treasury shares (as adjusted, 0 treasury shares)	(30,064)	—
Accumulated other comprehensive loss	(55,200)	(55,200)

Total stockholders’ equity	1,128,332	1,358,332

Total capitalization	$1,733,251	$1,963,251

(1)	As adjusted for the sale of the shares of common stock offered hereby (including the treasury shares and after deducting $500,000 of estimated expenses relating to the offering).

(2)	These notes are payable in semi-annual installments through July 2010.

(3)	This note is payable in semi-annual installments through March 2012.

(4)	This note is payable in semi-annual installments through October 2013.

(5)	This note consists of construction advances for the Bob Palmer and bears a variable rate of interest equal to a short-term commercial paper rate plus .25%. At September 30, 2003, the interest rate was approximately 1.35%. We are obligated to fix the interest rate on all outstanding advances by August 18, 2007. The first of 36 semi-annual installments was made on January 15, 2003.

(6)	This note consists of construction advances for the Scooter Yeargain and bears a variable rate of interest equal to a short-term commercial paper rate plus .15%. Outstanding advances totaled $72.1 million at December 31, 2003 and bore interest at 1.26%. We are obligated to fix the interest rate on all outstanding advances by the earlier of October 1, 2008 or four years following delivery of the rig. The first of 30 semi-annual installments will be made on November 10, 2004.

(7)	This note consists of construction advances for the Tarzan II and bears a variable rate of interest equal to a short-term commercial paper rate plus .15%. No advances were outstanding at December 31, 2003. We are obligated to fix the interest rate on all outstanding advances by the earlier of April 1, 2009 or four years following delivery of the rig. The first of 30 semi-annual installments will be made on May 10, 2005.

(8)	Excludes 7,942,827 shares of common stock reserved for issuance under employee and director compensation plans at December 31, 2003. Please read notes 2 and 3 to our audited consolidated financial statements in our annual report on Form 10-K for 2002.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

      As of January 26, 2004, there were 94,125,651 shares of our common stock outstanding, held by approximately 2,000 holders of record. Our common stock is traded on the New York Stock Exchange and the Pacific Exchange — Stock & Options under the symbol RDC.

      The following table sets forth, for the periods indicated, the high and low price per share of our common stock, as reported on the New York Stock Exchange Composite Transactions Tape. The last reported sale price of our common stock on the New York Stock Exchange on January 26, 2004 was $24.12 per share.

	Price Range

	High	Low

Year Ended 2004
First Quarter (through January 26, 2004)	$25.11	$22.14
Year Ended 2003
Fourth Quarter	$26.72	$20.45
Third Quarter	25.62	20.80
Second Quarter	25.90	19.28
First Quarter	23.80	17.70
Year Ended 2002
Fourth Quarter	$24.60	$17.40
Third Quarter	22.57	16.36
Second Quarter	26.84	20.01
First Quarter	23.28	15.89
Year Ended 2001
Fourth Quarter	$20.14	$11.66
Third Quarter	22.45	11.10
Second Quarter	33.89	21.50
First Quarter	33.45	24.56

      On April 26, 2002, Rowan’s Board of Directors declared a special cash dividend of $.25 per share of common stock which was paid on June 6, 2002 to shareholders of record on May 16, 2002. We did not pay any dividends on our common stock during 2001 or 2003. Any future determination as to the declaration and payment of dividends will be at the discretion of our Board of Directors and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and such other factors as the Board deems relevant.

      Our debt agreements limit the amount of dividends payable on our common stock. For information about these restrictions, please read Note 5 of our notes to consolidated financial statements in our annual report on Form 10-K for 2002.

UNDERWRITING

      Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K relating to this offering, Lehman Brothers Inc. has agreed to purchase from us 10,000,000 shares of our common stock.

      The underwriting agreement provides that the underwriter is obligated to purchase, subject to certain conditions, all of the shares of our common stock in the offering if any are purchased. The conditions contained in the underwriting agreement include requirements that:

•	the representations and warranties made by us to the underwriter are true;

•	there has been no material adverse change in our condition or in the financial markets; and

•	we deliver customary closing documents to the underwriter.

Commissions and Expenses

      The underwriter has agreed to purchase the shares of common stock offered hereby for an aggregate purchase price of $230.5 million. The proceeds to us from the sale of the shares of common stock will be approximately $230.0 million, after deducting estimated offering expenses payable by us in connection with this offering.

      The underwriter proposes to offer the shares of common stock offered by this prospectus supplement from time to time for sale in one or more transactions in the over-the-counter market, at market prices prevailing at the time of the sale, at prices relating to prevailing market prices or at negotiated prices, subject to prior sale when, if and as delivered to and accepted by the underwriter. In connection with the sales of shares of common stock offered by this prospectus supplement, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts.

      We estimate that the total expenses of the offering payable by us will be approximately $500,000.

Over-Allotment Option

      We have granted to the underwriter a 30-day option after the date of the underwriting agreement to purchase, in whole or in part, up to an aggregate of 1,500,000 additional shares of our common stock at a price of $23.05 per share of common stock. Such option may be exercised to cover over-allotments made in connection with the offering. If this option is exercised, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares of common stock, and we will be obligated, pursuant to the option, to sell the additional shares of common stock to the underwriter.

Lock-Up Agreements

      We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock. Certain of our executive officers and directors have agreed that, without the prior written consent of the underwriter, they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities which may be converted into or exchanged for any shares of common stock for the period ending 60 days after the date of this prospectus supplement.

      Lehman Brothers Inc., in its discretion, may release the shares of common stock subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release shares of common stock from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the reasons for requesting the release, the number of shares of common stock for which the release is being requested and market conditions at the time.

Indemnification

      We have agreed to indemnify the underwriter against liabilities, including liabilities under the Securities Act, or to contribute to payments that may be required to be made in respect of these liabilities.

Short Positions and Covering Transactions

      In connection with this offering, the underwriter may engage in over-allotment and covering transactions.

•	Over-allotment involves sales by the underwriter of common stock in excess of the number of shares of common stock the underwriter is obligated to purchase, which creates a short position. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing common stock in the open market.

•	Covering transactions involve purchases of shares of common stock in the open market after the distribution has been completed in order to cover short positions.

Affiliates

      The underwriter and some of its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

      Mr. H.E. Lentz, a director of Rowan, is a former managing director of and currently a consultant to Lehman Brothers Inc.

Electronic Distributions

      A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

      Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus supplement or the accompanying prospectus or the registration statement of which they form a part, has not been approved and/ or endorsed by us or by Lehman Brothers Inc. in its capacity as underwriter and should not be relied upon by investors.

Listing

      The common stock is listed on the New York Stock Exchange and the Pacific Exchange — Stock & Options under the symbol “RDC.”

LEGAL MATTERS

      The validity of the shares of common stock to be sold in the offering will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Vinson & Elkins, L.L.P., Houston, Texas. Vinson & Elkins, L.L.P., from time to time, performs legal services for Rowan.

EXPERTS

      The consolidated financial statements of Rowan Companies, Inc. and its subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus supplement from Rowan’s Annual Report on 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and other Intangible Assets,” on January 1, 2002) and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS
$500,000,000

Rowan Companies, Inc.

Senior Debt Securities

Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Units

        By this prospectus, we may from time to time offer and sell in one or more offerings up to an aggregate of $500,000,000 of the following securities:

(1) senior debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(2) subordinated debt securities, which may be convertible into or exchangeable for common stock or preferred stock;

(3) shares of common stock;

(4) shares of preferred stock, in one or more series, which may be convertible into or exchangeable for debt securities or common stock;

(5) warrants to purchase debt securities, common stock, preferred stock or units; and/or

(6) units consisting of any combination of debt securities, common stock, preferred stock or warrants.

      This prospectus provides a general description of the securities we may offer. Supplements to this prospectus will provide the specific terms of the securities that we actually offer, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement and any information under the heading “Where You Can Find More Information” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

      We may sell these securities to or through underwriters, to other purchasers and/or through agents. Supplements to this prospectus will specify the names of any underwriters or agents.

      Our common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange — Stock & Options under the symbol “RDC.”

       Investing in our securities involves risks. Please read “Risk Factors” beginning on page 4 of this prospectus.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 5, 2003.

WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
UNDERWRITING
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
ROWAN COMPANIES, INC.
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF WARRANTS
DESCRIPTION OF UNITS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	3
ROWAN COMPANIES, INC	3
RISK FACTORS	4
USE OF PROCEEDS	7
RATIOS OF EARNINGS TO FIXED CHARGES	7
DESCRIPTION OF DEBT SECURITIES	8
DESCRIPTION OF CAPITAL STOCK	13
DESCRIPTION OF WARRANTS	15
DESCRIPTION OF UNITS	16
PLAN OF DISTRIBUTION	16
LEGAL MATTERS	18
EXPERTS	18

i

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the heading “Where You Can Find More Information.”

      You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any state where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

      Under no circumstances should the delivery to you of this prospectus or any exchange or redemption made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

      This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.

      Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “Rowan,” “we,” “us,” and “our” are to Rowan Companies, Inc. and its consolidated subsidiaries. In this prospectus, we sometimes refer to the debt securities, common stock, preferred stock, warrants and units collectively as the “securities.”

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy and information statements and other information with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The SEC maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy statements and other information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the Public Reference Room. You may also inspect and copy those reports, proxy and information statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, an exchange on which our common stock is listed.

      We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. This prospectus is only a part of the registration statement and does not contain all of the information in the registration statement. For further information on us and the securities that may be offered, please review the registration statement and the exhibits that are filed with it. Statements made in this prospectus that describe documents may not necessarily be complete. We recommend that you review the documents that we have filed with the registration statement to obtain a more complete understanding of those documents.

      The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or in any prospectus supplement. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about us and are an important part of this prospectus.

      The following documents that we have filed with the SEC are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 27, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed with the SEC on May 15, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 filed with the SEC on August 14, 2003;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003 filed with the SEC on November 13, 2003;

•	The description of our common stock contained in our Registration Statement on Form 8-A (SEC File No. 1-5491), filed with the SEC on May 13, 1993, and any amendment or report filed for the purpose of updating that description; and

•	The description of our Series A Junior Preferred Stock (SEC File No. 1-5491), contained in our Registration Statement on Form 8-A/ A filed with the SEC on March 21, 2003 and any amendment or report filed for the purpose of updating that description.

      All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and until our offering is completed, or after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

      We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the information incorporated by reference in this prospectus but not delivered with the prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. You should direct a request for copies to us as follows:

Rowan Companies, Inc.

Attention: Mark H. Hay
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056-6127
(713) 621-7800

      If you have any other questions regarding us, please contact our Investor Relations Department in writing at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas 77056-6127 (email: ir@rowancompanies.com).

      You can access electronic copies of documents we file with or furnish to the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and any amendments to those reports on our website at http://www.rowancompanies.com. Access to those electronic filings is available as soon as practicable after filing with, or furnishing to, the SEC. Information on our website is not incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

      The information discussed in this prospectus, our filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “will,” “could,” “should,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	oil and natural gas prices;

•	the level of offshore expenditures by energy companies;

•	energy demand;

•	the general economy, including inflation;

•	weather conditions in our principal operating areas; and

•	environmental and other laws and regulations.

      Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC and in the section entitled “Risk Factors” included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, particularly under “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. All forward-looking statements attributable to Rowan or persons acting on its behalf are expressly qualified in their entirety by such factors. Other than as required under the securities laws, Rowan does not assume a duty to update these forward-looking statements.

ROWAN COMPANIES, INC.

      Rowan is a major provider of international and domestic contract drilling and aviation services. Rowan also operates a mini-steel mill, a manufacturing facility that produces heavy equipment for the mining, timber and transportation industries and a drilling products group that has designed or built about one-third of all mobile offshore jack-up drilling rigs. Rowan was organized in 1947 as a Delaware corporation and a successor to a contract drilling business conducted since 1923 under the name Rowan Drilling Company, Inc.

      Rowan’s principal executive offices are located at 2800 Post Oak Boulevard, Suite 5450, Houston, Texas, 77056-6127. The telephone number is (713) 621-7800.

RISK FACTORS

      The securities to be offered by this prospectus may involve a high degree of risk. When considering an investment in any of the securities, you should consider carefully all of the risk factors described below and any similar information contained in any Annual Report on Form 10-K or other document filed by us with the SEC after the date of this prospectus. If applicable, we will include in any prospectus supplement a description of those significant factors that could make the offering described in the prospectus supplement speculative or risky.

Volatile oil and natural gas prices greatly impact demand for our offshore drilling and related services.

      The success of our offshore drilling, manufacturing and aviation operations depends largely upon the condition of the oil and gas industry, particularly the level of offshore drilling activity. Demand for our offshore drilling and related services is vulnerable to periodic declines in drilling activity typically associated with depressed oil and natural gas prices. Oil and natural gas prices have historically been volatile, and the offshore drilling market was generally depressed from the early 1980s until the mid-1990s.

      While the drilling industry benefited from increasing oil and natural gas prices during most of the 1999-2000 period, it has not fully recovered from the dramatic decline in prices during 1998 and the ensuing reduction in drilling activity and day rates. Oil and natural gas prices increased dramatically during 2000, but declined just as swiftly in 2001. Our drilling operations improved over much of the 2000-2001 period, but deteriorated rapidly over the last half of 2001. During 2002, oil and natural gas prices virtually doubled and, throughout 2003, have generally remained at historically high levels. However, as a result of this extreme price volatility in recent years and the instability created by the effects of 9/11 and the ongoing conflict in the Middle East, our drilling operations in 2002 and the first nine months of 2003 have not attained peak 2000-2001 levels.

      Demand for drilling services also depends on additional factors that are beyond our control, including:

•	fluctuations in the worldwide demand for oil and natural gas;

•	the willingness and ability of the Organization of Petroleum Exporting Countries, or OPEC, to limit production levels and influence prices;

•	political and military conflicts in oil-producing areas and the effects of terrorism; and

•	the level of production in non-OPEC countries.

      Our drilling and aviation operations will be adversely affected by future declines in oil and natural gas prices, but we cannot predict the extent of that effect. We also cannot assure you that a reduction in offshore drilling activity will not occur for other reasons.

We have incurred losses recently and over prolonged periods in the past, a circumstance that could occur again in the future.

      In 2002, we experienced a 16% decline in revenues and incurred a net loss from operations of $12.9 million due primarily to the effects of the rapid decline in oil and natural gas prices in 2001, as discussed above. We incurred a $12.2 million net loss over the first nine months of 2003, and expect a net loss for the full year.

Our markets remain highly competitive, which may cause us difficulty in differentiating our products and services and maintaining satisfactory price levels.

      The drilling, manufacturing and aviation markets are highly competitive, and no single competitor is dominant. In the drilling market, a general oversupply of rigs has lasted for well over a decade, and we believe that competition for drilling contracts will continue to be intense for the foreseeable future. The aviation and manufacturing markets are also characterized by vigorous competition among several competitors. Some of our competitors possess greater financial resources than we do.

Our fleet expansion program may encounter liquidity problems.

      If we continue to experience present operating conditions for a prolonged period, our results of operations and working capital will not be adequate to finance our planned construction and outside financing may not be available. We would be forced to suspend our construction program.

      We have in progress an offshore fleet expansion program under which we currently plan to spend more than $300 million over the 2004-2006 period towards the completion of the Scooter Yeargain and for the construction of as many as three additional Tarzan class jack-up rigs, of which only about $116 million is financed at this time. In addition, we expect to spend another $50-75 million annually over this period for upgrades to existing equipment and facilities and additional aircraft. We currently have no other available lines of credit. Thus, much of our planned capital expenditures over the 2004-2006 period will need to be financed from working capital or results of operations. If we should need additional financing and are unable to obtain it at commercially favorable rates, we could experience liquidity problems.

Our results of operations will be adversely affected if we are unable to secure contracts for the Scooter Yeargain and Tarzan II.

      The addition to our available drilling fleet of the Scooter Yeargain in 2004 and the Tarzan II in 2005 will, in each case, significantly increase our daily operating costs. Neither rig has been contracted at this time, and day rates for comparable rigs have, at many times over the past several years, been less than or only slightly exceeded the expected daily operating costs of the Tarzan class rigs. We may be unable to secure economical drilling contracts for the rigs, in which case their delivery will negatively impact our operating results.

We are subject to operating risks such as blowouts and well fires that could result in environmental damage, property loss, personal injury and death.

      Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

•	costly delays or cancellations of drilling operations;

•	serious damage to or destruction of equipment;

•	personal injury or death;

•	significant impairment of producing wells, leased properties or underground geological formations; and

•	major environmental damage.

      Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs, an offshore drilling platform whose three legs independently penetrate the ocean floor, flooding semi-submersible ballast tanks to help fix the floating drilling unit over well site and drilling into high-pressure formations are complex, hazardous activities and we frequently encounter problems.

      Our manufacturing and aviation operations also present serious risks. Our manufacturing processes could pollute the air, land and inland waters, and the products we manufacture could be implicated in lawsuits alleging environmental harm, property loss, personal injury and death. Operating helicopters and fixed-wing aircraft is similarly hazardous, particularly in Alaska where weather conditions can be severe.

      We have had accidents in the past demonstrating some of the hazards described above, including high pressure drilling accidents resulting in lost or damaged drilling formations, towing accidents resulting in lost drilling equipment and flying accidents resulting in lost aircraft and deaths. Because of the ongoing hazards associated with our operations:

•	we may experience a higher number of accidents in the future than expected;

•	our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

•	our insurance deductibles may increase; or

•	our insurance premiums may increase to the point where maintaining our current level of coverage is prohibitively expensive.

      Any similar events could yield future operating losses and have a significant adverse impact on our business.

Government regulations and environmental risks, which reduce our business opportunities and increase our operating costs, might worsen in the future.

      Government regulations dictate design and operating criteria for drilling vessels and aircraft, determine taxation levels to which we (and our customers) are subject, control and often limit access to potential markets and impose extensive requirements concerning employee safety, environmental protection and pollution control. Environmental regulations, in particular, prohibit access to some markets and make others less economical, increase equipment and personnel costs and often impose liability without regard to negligence or fault. In addition, governmental regulations may discourage our customers’ activities, reducing demand for our products and services. We may be liable for damages resulting from pollution of offshore waters and, under United States regulations, must establish financial responsibility in order to drill offshore.

Anti-takeover provisions in our Certificate of Incorporation, bylaws and rights plan could make it difficult for holders of our common stock to receive a premium for their shares upon a change of control.

      Holders of the common stock of acquisition targets typically receive a premium for their shares upon a change of control. Delaware law and the following provisions, among others, of our Certificate of Incorporation, bylaws and rights plan could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:

•	The affirmative vote of 80% of the outstanding shares of our capital stock is required to approve business combinations with any related person that have not been approved by our board of directors. We are also subject to a provision of Delaware corporate law that prohibits us from engaging in a business combination with any interested stockholder for three years from the date that person became an interested stockholder unless specified conditions are met.

•	Special meetings of stockholders may not be called by anyone other than our board of directors, its chairman, its executive committee or our president or chief executive officer.

•	Our board of directors is divided into three classes whose terms end in successive years, so that less than a majority of our board comes up for election at any annual meeting.

•	Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our stockholders.

•	We have issued “poison pill” rights to purchase junior preferred stock under our rights plan, whereby the ownership of Rowan shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional Rowan shares to all other stockholders, which could discourage unsolicited acquisition proposals.

USE OF PROCEEDS

      Unless otherwise specified in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including working capital, capital expenditures and acquisitions, and repayments of debt.

      We may invest funds not required immediately for these purposes in short-term investment grade securities. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

      The following table sets forth our ratios of earnings to fixed charges for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

						Nine Months
	Years Ended December 31,					Ended
						September 30,
	1998	1999	2000	2001	2002	2003

Ratio of earnings to fixed charges	11.14	—	4.80	5.49	7.16	—

      In 1999 and for the nine months ended September 30, 2003, earnings were inadequate to cover fixed charges by approximately $25.1 million and $21.0 million, respectively.

      The ratios were computed by dividing earnings by fixed charges. For this purpose, “earnings” represent the aggregate of (a) pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, net of (a) interest capitalized, (b) preferred stock dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” represent the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense, and (d) preferred stock dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES

      Any debt securities we offer under a prospectus supplement will be direct, general obligations. The debt securities will be either senior debt securities or subordinated debt securities and may be secured or unsecured. Debt securities may be issued as senior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a banking or financial institution, as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called “indentures.”

      We have summarized selected provisions of the indentures below. The following summary is a description of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because, each one, and not this description, defines the rights of holders of debt securities. A form of senior indenture and a form of subordinated indenture have been filed as exhibits to the registration statement of which this prospectus is a part.

General

      The debt securities will be our direct, general obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

      We conduct a substantial part of our operations through our subsidiaries. To the extent of such operations, holders of senior debt securities that are not guaranteed by our operating subsidiaries and holders of subordinated debt securities will have a position junior to the prior claims of creditors of these subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred stockholders, except to the extent that we may ourself be a creditor with recognized claims against any subsidiary. Our ability to pay the principal, premium, if any, and interest on any debt securities is, to a large extent, dependent upon the payment to us by our subsidiaries of dividends, debt principal and interest or other charges.

      The following description sets forth the general terms and provisions that could apply to debt securities that we may offer to sell. A prospectus supplement and an indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange features;

•	any optional redemption periods;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

•	any other terms of the debt securities.

      None of the indentures will limit the amount of debt securities that may be issued. Each indenture will allow debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

      Debt securities of a series may be issued in registered, coupon or global form.

Denominations

      The prospectus supplement for each issuance of debt securities will state that the securities will be issued in registered, global form in minimum denominations of $1,000 and integral multiples thereof.

Subordination

      Under a subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt (as defined in the subordinated indenture). A subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event we fail to pay the principal, interest, any premium on any senior debt when due, if another default occurs that results in acceleration of senior debt or if any other default occurs that would allow the holders of the senior debt to accelerate the maturity of the senior debt they hold. Other than a payment default or a default that results in acceleration of senior debt, a default will prevent us from making payments on the subordinated debt securities for up to 179 days after holders of the senior debt give the trustee for the subordinated debt securities notice of the default. In addition, in the event of any distribution of our assets upon our dissolution, liquidation or reorganization (including in a bankruptcy, insolvency or similar proceeding), holders of senior debt will be entitled to payment in full before any payment or distribution of our assets is made to holders of subordinated debt securities.

      A subordinated indenture will not limit the amount of senior debt that we may incur.

Mergers and Sale of Assets

      Each indenture will provide that we may not consolidate with or merge into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets (on a consolidated basis) to another person, unless, among other things:

•	the successor person assumes all of our obligations under the indentures; and

•	we or the successor person will not immediately be in default under the indentures.

      Upon the assumption of our obligations by a successor, we will be discharged from all obligations under the indentures.

Modification of Indentures

      Each indenture will provide that our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

Events of Default

      “Event of default,” when used in an indenture, will mean any of the following:

•	failure to pay the principal of, or any premium on, any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any covenant set forth in the covenants section of the indenture that continues for 90 days after we are given written notice;

•	failure to perform any other covenant in the indenture that continues for 180 days after we are given written notice;

•	certain events in bankruptcy, insolvency or reorganization of us; or

•	any other event of default included in a supplemental indenture or any officer’s certificate setting forth additional terms of the debt security.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium or interest) if it considers the withholding of notice to be in the interests of the holders.

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to specified conditions, the holders of a certain percentage of the aggregate principal amount of the debt securities of that series can void the declaration.

      Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

      Under the indentures, we:

•	will pay the principal of, interest and any premium on, the debt securities when due;

•	will maintain a place of payment;

•	will deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	will deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

      In addition, under a senior unsecured indenture, we:

•	will not create or incur any liens upon any principal property unless specified conditions are met, subject to certain exceptions; and

•	will not enter into any sale-and-leaseback transaction unless certain conditions are met, subject to certain exceptions.

Payment and Transfer

      Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check or wire transfer to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

      Fully registered securities may be transferred or exchanged at the corporation trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Global Securities

      The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee of the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

      We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depository arrangements.

      When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, who we refer to as participants. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

      As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

      Payments of principal of and any interest or premium on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests in the global security.

      We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers registered in “street name.” Those payments will be the sole responsibility of those participants.

      If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in any authorized denominations.

Defeasance

      We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

      Under Federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.

Governing Law

      Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

      Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register for such debt securities.

No Personal Liability of Officers, Directors, Employees or Stockholders

      No officer, director, employee or stockholder, as such, of ours or any of our affiliates shall have any personal liability in respect of our obligations under any indenture or the debt securities by reason of his, her or its status as such.

Information Concerning the Trustee

      A banking or financial institution, will be the trustee under the indentures. A successor trustee may be appointed in accordance with the terms of the indentures.

      The indentures and the provisions of the Trust Indenture Act of 1939, or Trust Indenture Act, incorporated by reference therein, will contain certain limitations on the rights of the trustee, should it become a creditor of us, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (within the meaning of the Trust Indenture Act) it must eliminate such conflicting interest or resign.

      A banking or financial institution may act as trustee with respect to both the senior indenture and the subordinated indenture. If this occurs, and should a default occur with respect to either the subordinated debt securities or the senior debt securities, such banking or financial institution, would be required to resign as trustee under one of the indentures within 90 days of such default, pursuant to the Trust Indenture Act, unless such default were cured, duly waived or otherwise eliminated.

DESCRIPTION OF CAPITAL STOCK

General

      The following is a summary of the key terms and provisions of our capital stock. You should refer to the applicable provisions of our restated certificate of incorporation, our bylaws, as amended, the Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

      As of the date of this prospectus, we are authorized to issue up to 150,000,000 shares of common stock, par value $0.125 per share, and up to 5,000,000 shares of preferred stock, par value $1.00 per share. As of November 30, 2003, we had 94,084,768 shares of common stock and no shares of preferred stock outstanding.

      Each share of common stock has attached to it rights to acquire one one-hundredth of a share of Series A junior preferred stock under our stockholder rights agreement. The rights agreement provides for the distribution to our stockholders of one right for each outstanding share of common stock. Each right entitles its holder to purchase from us one one-hundredth of a share of our Series A junior preferred stock at an exercise price of $80.00 and we have designated and reserved 1,500,000 shares of Series A junior preferred stock for issuance upon exercise of the rights. In addition, under certain circumstances, each right will entitle the holder to purchase our securities or the securities of an acquiring entity at one-half market value. The rights are exercisable only if a person or group knowingly acquires 15% or more of our outstanding common stock or makes a tender offer for 30% or more of our outstanding common stock. We may generally redeem the rights at a price of $.01 per right at any time until the 10th business day following public announcement that a 15% position has been acquired. The rights will expire on January 24, 2012.

Common Stock

      Each share of common stock entitles its holder of record to one vote on matters presented at any official meeting of Rowan stockholders. Holders are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voting for the election of directors can elect all of the directors if they choose to do so. Subject to the rights of holders of preferred stock, the holders of common stock are entitled to dividends in such amounts and at such times as may be declared by the board of directors out of funds legally available therefore. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution after payment of any liquidation preferences to holders of preferred stock. The common stock carries no preemptive rights and shares of common stock have no redemption, sinking fund or conversion privileges. All outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

      Shares of preferred stock may be issued from time to time in one or more series and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The following description of the terms of the preferred stock sets forth some of the general terms and provisions of our authorized preferred stock. If we offer preferred stock under this prospectus, the terms may include the following:

•	the series, the number of shares offered and the stated value of the preferred stock;

•	the price at which the preferred stock will be issued;

•	the dividend rate, if any, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

•	the liquidation preference of the preferred stock;

•	the voting rights of the preferred stock;

•	whether the preferred stock is redeemable, optionally or mandatorily, or subject to a sinking fund, and the terms of any redemption or sinking fund;

•	whether the preferred stock is convertible into, or exchangeable for, any other securities, and the terms of any conversion; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

      This description of the terms of the preferred stock is not complete and will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock.

      Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. As a result, the issuance of shares of a series of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any other series of our preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of our common stock. For example, any preferred stock issued will rank prior to our common stock as to dividend rights and liquidation preference, and may have full or limited voting rights and may be convertible into shares of common stock or other securities.

Section 203 of the Delaware General Corporation Law

      As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law, or DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (defined generally as a person owning 15% or more of a corporation’s outstanding voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with us for three years following the time such person became an interested stockholder unless:

•	before such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by our directors who are also officers and by our employee stock plans, if any, that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	following the transaction in which such person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by the affirmative vote of the holders of two-thirds of our outstanding voting stock not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving Rowan and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if such extraordinary transaction is approved or not opposed by a majority of our directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Description of Provisions of Rowan’s Certificate of Incorporation and Bylaws

      Rowan’s Certificate of Incorporation provides that directors are to be elected in three classes of as nearly an equal number as possible for a term of three years. Our Bylaws provide that the board of directors shall fix the number of directors, which is limited to 30. Our Bylaws and Certificate of Incorporation provide that any newly created directorship resulting from an increase in the number of directors or a vacancy on the board shall be filled by vote of a majority of the remaining directors of the class in which the vacancy occurs, or by the sole remaining director of that class if only one such director remains, or by vote of a majority of the remaining directors of the other two classes if there be no remaining member of the class in which the vacancy occurs, even if less than a quorum. A director elected to fill a vacancy shall be elected for the remainder of the term of office of the class to which he was elected. Our Bylaws also provide that special meetings of the shareholders may only be called by our board of directors, its chairman, its executive committee or our president or chief executive officer, and our Certificate of Incorporation provides that the shareholders may not act by written consent.

      Our Certificate of Incorporation provides that, subject to the provisions of any outstanding preferred stock, the approval of at least 80% of the outstanding shares of capital stock normally entitled to vote for the election of directors is required in order for Rowan to enter into a merger or similar transaction with any other entity which directly or indirectly beneficially owns 10% or more of Rowan’s voting stock. This 80% vote is not required if the board of directors approved the transaction before the entity acquired its 10% interest in Rowan’s voting stock or if a majority of the entity’s own voting stock is owned by Rowan.

      The provisions of our Bylaws and Certificate of Incorporation as described in the previous two paragraphs may not be amended without the approval of 80% of the outstanding shares of capital stock entitled to vote thereon.

DESCRIPTION OF WARRANTS

      We may issue warrants to purchase debt or equity securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

      The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities or other rights purchasable upon exercise of, such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

      As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

      The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

      We may sell the offered securities inside and outside the United States through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

      We may designate agents to solicit offers to purchase our securities. We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in the applicable prospectus supplement. Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis to solicit purchases for the period of their appointment.

      If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities from time to time in one or more transactions (including block transactions), at negotiated prices, at a fixed public offering price or at varying prices determined at the time of sale. We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement. If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities. The obligations of the underwriters to purchase the securities will be subject to certain conditions contained in the underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The underwriters will use a prospectus supplement to sell our securities.

      If we use a dealer, we, as principal, will sell our securities to the dealer. The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities. We will include the name of the dealer and the terms of our transactions with the dealer in the applicable prospectus supplement.

      We may directly solicit offers to purchase our securities, and we may directly sell our securities. In this case, no underwriters or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

      We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in the applicable prospectus supplement. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

      If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

      Unless otherwise specified in the applicable prospectus supplement, all securities offered under this prospectus will be a new issue of securities with no established trading market, other than the common stock, which is currently listed and traded on the New York Stock Exchange and the Pacific Exchange — Stock & Options. We may elect to list any other class or series of securities on a national securities exchange or a foreign securities exchange but are not obligated to do so. Any common stock sold by this prospectus will be listed for trading on the New York Stock Exchange subject to official notice of issuance. We cannot give you any assurance as to the liquidity of the trading markets for any of the securities.

      Any underwriter to whom securities are sold by us for public offering and sale may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment transactions involve sales by the underwriters of the securities in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These activities may cause the price of the securities to be higher than it would otherwise be. The underwriters will not be obligated to engage in any of the aforementioned transactions and may discontinue such transactions at any time without notice.

LEGAL MATTERS

      The validity of the securities will be passed upon for us by Andrews Kurth LLP, Houston, Texas. Any underwriter will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

      The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expressed an unqualified opinion and included an explanatory paragraph referring to a change in the method of accounting for goodwill and other intangible assets), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LOGO

10,000,000 Shares

Rowan Companies, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

January 27, 2004

LEHMAN BROTHERS